Filed pursuant to Rule 424(b)(3)
Registration No. 333-148049

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED SEPTEMBER 20, 2011
TO
THE PROSPECTUS AND DISCLOSURE DOCUMENT
DATED SEPTEMBER 1, 2011

This Supplement contains a current summary of the trading advisors for the Seneca Global Fund, L.P.  It supplements the Fund’s Prospectus and Disclosure Document dated September 1, 2011.  Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P.

Summary of Traders

Trading Advisor	Location	Trading Program	Total Assets Traded in Program as of 8/31/2011
Aspect Capital Ltd.	London, England	Aspect Diversified	$5.8 Billion
Blackwater Capital Management LLC	Morristown, NJ	Global	$487 Million
Estlander & Partners Ltd.	Helsinki, Finland	Alpha Trend	$769 Million

Steben & Company carefully selects experienced Traders to manage the Fund’s assets. Each Trader is responsible for managing a separate trading account established by the Fund. The Fund’s Traders use proprietary computerized, systematic, rules-based technical trading systems. These systems generate trading signals from analysis of market action, including such factors as volatility, volume, momentum, channel break-outs, open interest and other indicators.
Allocations to Trading Advisors as of September 1, 2011

This material may not be shown, copied, transmitted, or otherwise given to any person other than authorized recipients who have received the Prospectus. Allocations are approximate and are subject to change at the discretion of Steben & Company, the General Partner.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | www.steben.com